190 Carondelet Plaza, Suite 600
St. Louis, MO  63105
Direct: 314.345.1500
Fax: 314.345.1505

July 28, 2011

VIA EDGAR

Tributary Funds, Inc. 1620 Dodge Street, Stop 1089 Omaha, NE 68197

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Company – Legal Counsel” in the Statement of Additional Information for the series portfolios of Tributary Funds, Inc. (the “Company”), which is included in Post-Effective Amendment No. 36 to Registration Statement under the Securities Act of 1933, as amended (No. 33-85982), and Amendment No. 37 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-08846), on Form N-1A of the Company.

Sincerely,

/s/ Husch Blackwell LLP

HUSCH BLACKWELL LLP

SLC-6413751-1
Husch Blackwell LLP